Exhibit 10.36

NS US HOLDINGS, INC.

EMPLOYMENT AGREEMENT

for

Kyle Detwiler

This Employment Agreement (the “Agreement”) is entered into as of August 17, 2017 (the “Effective Date”), by and between NS US Holdings, Inc., a Delaware corporation (the “Company”), and Kyle Detwiler (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer,

WHEREAS, the Company desires that the Executive continue to be retained to serve in the capacity of Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive desire to memorialize the term and conditions of Executive’s employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1. Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2. Term of Employment. The Company shall continue to employ the Executive and, and the Executive shall accept such continued employment, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the earlier of (i) December 31, 2021 (subject to extension as provided in the following sentence) and (ii) the Executive’s Date of Termination as provided in Section 6 (such period, including any extension as provided below, shall be referred to as the “Term of Employment”). This Agreement and the Term of Employment shall be automatically extended for successive additional one-year terms, unless either party provides written notice of Non-Renewal of this Agreement (“Notice of Non-Renewal”) at least three (3) months before the end of the then-current Term of Employment.

3. Executive’s Duties and Obligations.

A. Duties. The Executive shall continue to serve as the Company’s Chief Executive Officer. The Executive shall be responsible for all powers and duties customarily associated with that office or position in a publicly traded company. The Executive shall report directly to the Board and shall be subject to reasonable policies established by the Board. During the Term of Employment the Executive will also serve as a member of the Board to the extent so elected by the stockholders of the Parent Company.

B. Location of Employment. The Executive’s principal place of business shall be at the Company’s headquarters located in New York, New York. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require frequent travel including, without limitation, overseas travel from time to time.

C. Confidentiality, Restrictive Covenants and Intellectual Property Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the terms of the Northern Swan Holdings, Inc. Confidentiality, Restrictive Covenants and Intellectual Property Agreement (the “Confidentiality Agreement”) attached to this Agreement as Exhibit B and incorporated into this Agreement by reference. The Executive shall comply at all times with the covenants (including covenants not to compete with the Parent Company or its affiliates or solicit their respective employees and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidentiality of the Company’s proprietary information and assignment of the Company’s intellectual property. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4. Devotion of Time to the Company’s Business.

A. Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company and its affiliates (including, without limitation, the Parent Company and Silver Swan LLC and its affiliates), excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

B. Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures and fulfill speaking engagements and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly held company.

5. Compensation and Benefits.

A. Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $1.00 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced except as provided in the last sentence of this Section 5.A. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. Notwithstanding the foregoing, the Company may reduce the Executive’s Base Salary without the Executive’s consent by an amount not to exceed 20% of the Executive’s highest Base Salary in effect before such reduction or series of reductions if the Company reduces the annual base salary of all members of the Company’s key executive officers on a substantially equivalent basis.

B. Cash Bonuses. The Company shall pay the Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers, as amended from time to time (the “Key Executive Incentive Plan”), during the Term of Employment. At the conclusion of each Fiscal Year the Compensation Committee will determine the amount of the Executive’s Annual Bonus, if any, in its sole discretion based on individual and corporate performance. The Company will pay the Annual Bonus to the Executive no later than the 15th day of the third calendar month following the end of such Fiscal Year. The Annual Bonus will be generally be paid in cash, but the Company reserves the right, in the discretion of the Compensation Committee, to pay up to 50% of the Annual Bonus in shares of the Company’s common stock valued at the fair market as of the date the shares are issued.

C. Equity Grant. Subject to the approval of the Board, Executive will receive an offer to purchase 5,836,364 restricted shares of the Parent Company’s common stock from the Parent Company at a purchase price of $0.0001 per share. Such offer to purchase the restricted shares will be made substantially concurrently with the execution of this Agreement or within a reasonable time after the executive of this Agreement. Subject to the provisions of Section 7, the restricted shares shall be subject to such terms and conditions, including vesting conditions, as set forth in a separate Subscription and Share Repurchase Agreement between the Parent Company and the Employee, including the Parent Company’s right to repurchase all unvested restricted shares following the termination of the Employee’s employment (or all such shares upon Executive’s termination for Cause).

D. Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees (including, without limitation profit-sharing, savings and other retirement plans or programs (e.g., a 401(k) plan), long-term cash incentive plan, program or arrangement, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program or arrangement sponsored or maintained by the Company. Nothing in this Section 3.D shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements.

E. Vacations. The Executive shall be entitled to accrue twenty (20) days of paid vacation for each twelve (12) month period during the Term of Employment. Accrued but unused vacation days shall carry over to subsequent years until a maximum of thirty (30) days have accrued.

F. Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business- or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

6. Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

A. Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

B. Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6.B, his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

C. Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company.

D. Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) Executive terminates his employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

E. Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive at least thirty (30) days prior to his Date of Termination.

F. Termination Upon Non-Renewal. The Executive’s employment shall terminate on the last day of the then-current Term of Employment if (i) either the Company or the Executive provides the other party with a written Notice of Non-Renewal in accordance with Section 2 and (ii) the parties do not enter into a new employment agreement prior to the expiration of this Agreement or otherwise agree to continue the employment relationship after the expiration of this Agreement on an at-will basis (“Non-Renewal”).

G. Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment if:

(i)	No fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a reasonably detailed description of the acts or omissions that the Board believes constitute Cause;

(ii)	The Executive fails to cure the acts or omissions that constitute Cause within 30 days after receiving such Notice of Consideration;

(iii)	The Executive is provided an opportunity to appear before the Board, with or without legal representation, at Executive’s election, during the 30 day period following the Executive’s receipt of the Notice of Consideration to present arguments and evidence on his own behalf; and

(iv)	Following the presentation to the Board described in clause (iii) above or the Executive’s failure to appear before the Board at a reasonable date and time specified in the Notice of Consideration, the Board, by the affirmative vote of at least 75% of its members (excluding the Executive), determines that (x) the acts or omissions of the Executive specified in the Notice of Consideration actually occurred, (y) the Executive has failed to cure such acts or omissions during the 30 day period following the Executive’s receipt of the Notice of Consideration, and (z) the Executive’s employment should accordingly be terminated for Cause.

The Executive’s termination of employment will be deemed to be a termination of employment by the Company without Cause unless the Company establishes its full compliance with the substantive and procedural requirements of this Section 6.G prior to the Executive’s Date of Termination. Notwithstanding the foregoing, the determination by the Board in clause (iv) above, shall be without prejudice to the Executive’s right to dispute in arbitration pursuant to Section 15 of this Agreement the Board’s determination that Cause for the Executive’s termination existed and the arbitrator shall determine, without any deference to the Board’s factual determinations or deliberations, whether Cause for the Executive’s termination existed based on all relevant facts and circumstances. Notwithstanding the foregoing provisions, the Board may, in its sole discretion, suspend the Executive from active service and place him on paid administrative leave at any time during the period commencing on the date the Executive receives the Notice of Consideration and ending on the date the Board make a final determination pursuant to clause (iv) above and such suspension and administrative leave shall not constitute Good Reason for purposes of Section 6.D.

7. Compensation and Benefits Payable Upon of Termination of Employment.

A. Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or his estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 7.B or C or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

B. Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7.A, if the Executive’s employment is terminated due to his death or Disability, the Executive (or his estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(ii)	100% of the Executive’s outstanding Equity Awards as of the Date of Termination will be fully vested and exercisable.

C. Termination of Employment by the Company without Cause, by the Executive for Good Reason or Upon Non-Renewal by the Company. In addition to the compensation and benefits payable under Section 7.A, if the Executive’s employment is terminated (i) by the Company without Cause, (ii) by the Executive for Good Reason or (iii) upon Non-Renewal where the Company has provided the Notice of Non-Renewal of this Agreement to the Executive in accordance with Section 2, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8 of this Agreement, the Executive (or his estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(ii)	the Executive will receive the Annual Bonus, if any, payable for the Fiscal Year in which the Executive’s employment is terminated based on actual Fiscal Year performance (pro-rated for the period of employment during such Fiscal Year through the Date of Termination) payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(iii)	if the Executive’s Date of Termination does not occur during the Post-Change of Control Period:

(a)	the Executive will receive a distribution or payment in settlement of each outstanding long-term performance-based Equity Award (including performance shares or other long-term Equity Awards that vest based on measures of long-term performance but excluding the Annual Bonus) for the applicable performance period in which Executive’s employment is terminated (pro-rated for the portion of the performance period through the Date of Termination) and based on actual performance, payable when such long-term incentive compensation would have been payable had Executive’s employment continued through the settlement date of such long-term incentive compensation;

(b)	100% of the Executive’s outstanding Equity Awards (excluding Equity Awards described in Section 7.C(iii)(a)) will be fully vested and exercisable;

(c)	The Executive will receive continued payment of the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for twenty-four (24) months; and

(d)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for the lesser of twenty-four (24) months or the maximum COBRA continuation period; and

(iv)	if the Executive’s Date of Termination occurs during the Post-Change of Control Period:

(a)	100% of the Executive’s outstanding Equity Awards will be fully vested and exercisable;

(b)	The Executive will receive a lump sum payment upon his Date of Termination in an amount equal to the Executive’s Base Salary (without regard to any reduction in Base Salary that constitutes Good Reason) for thirty-six (36) months; and

(c)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for the lesser of thirty-six (36) months or the maximum COBRA continuation period.

Notwithstanding the foregoing, no payment that is otherwise required to be paid to the Executive pursuant to this Section 7.C before the Release becomes final, binding and irrevocable, shall be paid to the Executive until his Release becomes final, binding and irrevocable. In addition, if the Executive materially breaches this Agreement or the Executive’s Confidential Agreement, then the Company’s continuing obligations under this Section 7.C shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

8. Release. As a condition of receiving the compensation and benefits described in Section 7.C, Executive must execute a general waiver and release of any and all claims arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7, (ii) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (iii) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between Executive and the Company (the “Release”). Such Release shall be in a form containing reasonable and customary terms consistent with the terms of this Agreement and the Confidentiality Agreement tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason or upon Non-Renewal where the Company has provided the Notice of Non-Renewal to the Executive in accordance with Section 2, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act. The compensation and benefits described in Section 7.C will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release, if the Executive revokes the Release within the applicable revocation period set forth in such Release, or if the revocation period expires more than sixty (60) days following the Executive’s Date of Termination.

9. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

10. Excess Parachute Excise Tax. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units and performance shares, performance units or other similar Equity Awards on a pro rata basis.

All determinations required to be made under this Section 10, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

11. Legal Fees. All reasonable legal fees and related expenses (including costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration. Except as provided in this Section 11, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

12. Liability Insurance and Indemnification. The Company shall maintain directors’ and officers’ liability insurance for the Executive during the Term of Employment, and for a six (6) year period following the Executive’s Date of Termination at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company. The Company agrees to indemnify the Executive for any job-related liability to the fullest extent permitted under applicable law, and its by-laws.

13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company:

NS US Holdings, Inc.

Attention: Timothy Tully

33 Irving Place, Suite 9022

New York, NY 10003

tim@northernswan.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

14. Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

15. Arbitration.

A. If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement, the Confidentiality Agreement, or any dispute or claim between the Executive and the Company and any of its subsidiaries or any of their respective officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 15. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

B. The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association (“AAA”), in accordance with the AAA’s then current employment arbitration rules and procedures (“AAA Rules”). Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

C. Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 15 in order to assert such counterclaim(s).

D. The arbitration shall be filed with the office of the AAA located in New York, New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the AAA Rules as in effect at the time of the arbitration hearing. In addition, the following rules and procedures shall apply to the arbitration:

(i)	The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 15.

(ii)	The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)	The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)	Except as otherwise provided in Section 11 or by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 15, and the costs of the arbitrator(s) shall be equally divided between the parties.

(v)	Except as provided in the last sentence of Section 15.A, the provisions of this Section 15 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 15 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

16. Miscellaneous.

A. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

B. Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise.

C. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

D. Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

E. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

F. Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 16.E in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or his estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

G. Remedies Cumulative: No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

H. Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination, including without limitation Sections 3.C, 7, 8 11, 12, 14 and 18 of this Agreement and the terms of the Confidentiality Agreement shall survive termination of this Agreement.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

17. No Right of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

18. Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 18 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7.C) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

19. Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on August 17, 2017.

20. NS US HOLDINGS, INC.

By:	/s/ Timothy Tully
Name:	Timothy Tully
Title:	Chief Investment Officer

21. EXECUTIVE

/s/ Kyle Detwiler
Kyle Detwiler

EXHIBIT A
DEFINITIONS

(a)	“Annual Bonus” shall have the meaning set forth in Section 5.8 of the Agreement.

(b)	“Base Salary” shall have the meaning set forth in Section 5.A of the Agreement.

(c)	“Board” means the Board of Directors of the Parent Company.

(d)	“Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform his essential duties hereunder or the lawful directives of the Board (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group;

(iii)	The conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group (excluding any conviction of, or pleas of nolo contendere to, any crime under Federal laws for possession or distribution of cannabis or any products containing cannabis resulting from the Executive’s actions that are lawful under applicable state law and are undertaken by the Executive at the direction of the Board or in the performance of his duties and responsibilities to the Company);

(iv)	The Executive’s material breach of his obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of any member of the Company Group.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company Group. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or any committee thereof, or the advice of counsel to the Company, will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company Group.

(e)	“Change of Control” means the occurrence of any one of the following events.

(i)	any person (or any group of persons acting in concert), other than any member of the Company Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company Group, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Parent Company in substantially the same proportions as their ownership of stock of the Parent Company, directly or indirectly acquires beneficial ownership of securities representing more than 50% of the combined voting power of the Parent Company’s then outstanding securities;

(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Parent Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Parent Company or all or substantially all of the Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Parent Company’s voting securities immediately prior to such Business Combination; or

(iii)	any person (or group of persons acting in concert) acquires all or substantially all of the assets of the Parent Company within any twelve (12) consecutive month period.

Notwithstanding the forgoing, none of the foregoing events shall constitute a Change of Control of the Parent Company unless such event also constitutes a change in ownership of the Parent Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Parent Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(f)	“Change of Control Date” means any date after the date hereof on which a Change of Control occurs.

(g)	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(h)	“Company Group” means the Parent Company, the Company, and their respective affiliates.

(i)	“Compensation Committee” means the compensation committee of the Board or such other committee of the Board that exercises the duties and responsibilities typically assigned to a compensation committee and if no such committee has been established, the Compensation Committee shall mean the full Board.

(j)	“Confidentiality Agreement” means the Confidentiality, Restrictive Covenants and Intellectual Property Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit 8, pursuant to which the Executive has agreed to abide by certain covenants (including covenants to maintain not to disclose confidential information, compete with the Parent Company or its affiliates or solicit employees, consultants or independent contractors of the Parent Company or its affiliates).

(k)	“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 of the Agreement, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death or Non-Renewal.

(i)	“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 days (whether or not consecutive) within any twelve (12) consecutive month period.

(m)	“Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Parent Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise, including the restricted shares purchased by the Executive pursuant to Section 5.C of the Agreement.

(n)	“Fiscal Year’’ means the fiscal year of the Company, which is the calendar year.

(o)	“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)	a material reduction in the Executive’s Base Salary without the Executive’s consent by the Company other than a reduction in Base Salary authorized in Section 5.A of the Agreement;

(iii)	the relocation of the Executive’s principal office without his written consent to a location that increases the Executive’s one-way commute from his residence at the time such relocation becomes effective by more than thirty (30) minutes;

(iv)	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen {15) days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Parent Company;

(v)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in his capacity as an officer or employee of the Company or as a director of the Parent Company;

(vi)	a material breach of this Agreement by the Company;

(vii)	the requirement that the Executive report to any person other than the Board; or

(viii)	the failure to nominate or elect the Executive to the Board.

(p)	“Key Executive Incentive Plan” shall have the meaning set forth in Section 5.8 of the Agreement.

(q)	“Non-Renewal” shall have the meaning set forth in Section 6.F of the Agreement.

(r)	“Notice of Non-Renewal” shall have the meaning set forth in Section 2 of the Agreement.

(s)	“Parent Company” means Northern Swan Holdings, Inc., a British Columbia corporation.

(t)	“Post-Change of Control Period” means the period beginning on the Change of Control Date and ending twenty-four (24) months after the date of the related Change of Control.

(u)	“Release” shall have the meaning set forth in Section 8 of the Agreement.

(v)	“Term of Employment” shall have the meaning set forth in Section 2 of the Employment Agreement.

EXHIBIT B

CONFIDENTIALITY, RESTRICTIVE COVENANTS AND

INTELLECTUAL PROPERTY AGREEMENT

B-1

Northern Swan Holdings, Inc.

Confidentiality, Restrictive Covenants and Intellectual Property Agreement

In consideration and as a condition of my employment or continued employment by Northern Swan Holdings, Inc., a British Columbia corporation, or any of its subsidiaries or affiliates (collectively, the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as (but not limited to): (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. Proprietary Information shall not include information which is or becomes publicly available, other than as a result of an unauthorized disclosure.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company, except as required under applicable law, regulation, or judicial order. I will cooperate with the Company and use my reasonable best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. I will not, under any circumstances, (a) remove any source code of the Company from the premises of the Company or (b) remotely access any source code of the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third parties which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the Chief Executive Officer of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever reasonable and legal action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me for the Company is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any customer of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, during the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

8. Reserved.

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and injunctive relief without the necessity of proving actual damages.

11. Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, solely for the purposes of advertising and promoting the Company with respect to investor materials. Any other use will be as agreed by the Company with me in writing or electronic mail prior to use.

12. Reserved.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16. Interpretation. This Agreement will be deemed to be made and entered into in the state of New York, and will in all respects be interpreted, enforced and governed under the laws of the state of New York. I hereby agree to consent to personal jurisdiction of the state courts situated within the state of New York for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Kyle Detwiler
(Employee’s full name)

Type or print name:	Kyle Detwiler

Social Security Number: _____________              Date: August 17, 2017